Exhibit 99.1

3250 Van Ness Avenue

San Francisco, CA 94109

CONTACT: Julie P. Whalen EVP, Chief Financial Officer (415) 616-8524 Gabrielle L. Rabinovitch Director, Investor Relations (415) 616-7727

PRESS RELEASE

Williams-Sonoma, Inc. announces 4th quarter and fiscal year 2013 results

4th quarter 2013 comparable brand revenues grow 10.4%, EPS increases to $1.38

Williams-Sonoma, Inc. provides financial guidance for fiscal year 2014

Authorizes $0.02, or 6%, quarterly dividend increase to $0.33 per common share

San Francisco, CA, March 12, 2014 – Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter of fiscal 2013 (Q4 13) and fiscal year ended February 2, 2014 (FY 13). Q4 13 included 13 weeks versus 14 weeks in the fourth quarter of fiscal 2012 ended February 3, 2013 (Q4 12). FY 13 included 52 weeks versus 53 weeks in the fiscal year ended February 3, 2013 (FY 12).

In Q4 12 and FY 12, the additional week contributed approximately $70 million in net revenues and an estimated $0.07 benefit to diluted earnings per share (EPS).

Laura Alber, President and Chief Executive Officer, commented, “Williams-Sonoma, Inc. outperformed the retail industry this holiday season, gaining market share and demonstrating the structural advantage of our multi-brand, multi-channel platform. The strength of our brands across retail and e-commerce, in conjunction with disciplined execution, enabled our team to drive record operating results.”

RELEASE HIGHLIGHTS

4th Quarter 2013

–	Q4 13 net revenues grew to $1.466 billion versus $1.406 billion in Q4 12 with comparable brand revenue growth of 10.4%.

–	Q4 13 operating income grew to $218 million and operating margin was 14.8%.

–	Q4 13 EPS grew to $1.38.

Fiscal Year 2013

–	FY 13 net revenues increased to $4.388 billion versus $4.043 billion in FY 12 with comparable brand revenue growth of 8.8%.

–	FY 13 operating income grew to $452 million and operating margin was 10.3%. Excluding unusual business events, non-GAAP operating income increased to $455 million and non-GAAP operating margin was 10.4%.

–	FY 13 EPS grew to $2.82. Excluding unusual business events, non-GAAP EPS increased to $2.84.

–	Cash returned to stockholders totaled $351 million, comprising $239 million in stock repurchases and $112 million in dividends.

Alber continued, “Throughout the year we kept our focus on the customer by providing a differentiated and highly relevant experience. At the same time, we executed our strategic plan, investing in our brands and the supporting infrastructure to ensure sustainable long-term growth both domestically and around the world. The results speak for themselves: we delivered strong top and bottom line performance, which combined with over $350 million in share repurchases and dividends generated superior returns for our stockholders.”

Alber concluded, “These results confirm that our key strategies are working, and position us well for 2014 and beyond. In all of our brands we develop product that is inspiring, relevant, high quality and competitively priced. We believe that our lifestyle merchandising approach, together with our high-touch service model, separates us from commoditized offerings as we help our customers decorate, entertain, and create the homes of their dreams. Our multi-channel marketing, built from decades of data analytics experience, enables us to reach our customers and attract new ones in increasingly relevant ways. Our e-commerce business, which represented 44% of our net revenues in fiscal 2013, is growing rapidly, allowing us to capture even greater market share as more consumers transition to online shopping in our categories. Our vertically integrated supply chain is enabling us to deliver exceptional quality and value to our customers. Underlying all of these initiatives is our culture of strong financial discipline, integrity, and a commitment to social responsibility. We remain confident in our brands, our leadership team, and our ability to execute our plan. We look forward to continuing to deliver long-term value for our stockholders.”

4th QUARTER 2013 RESULTS

Net revenues increased to $1.466 billion in Q4 13 from $1.406 billion in Q4 12. Excluding the additional week in Q4 12, net revenues grew 10.0%.

Comparable brand revenue growth in Q4 13 increased 10.4% on top of 4.0% in Q4 12 as shown in the table below:

4th Quarter Comparable Brand Revenue Growth by Concept*

	Q4 13	Q4 12
Pottery Barn	14.6%	4.0%
Williams-Sonoma	2.3%	(1.7%)
Pottery Barn Kids	11.2%	7.7%
West Elm	18.3%	19.1%
PBteen	9.6%	6.4%
Total	10.4%	4.0%

* See the company’s 10-K and 10-Q filings for the definition of comparable brand revenue growth.

Direct-to-customer (DTC) net revenues in Q4 13 increased to $706 million from $634 million in Q4 12. Excluding the additional week in Q4 12, DTC net revenues grew 19.0%, primarily driven by Pottery Barn, Pottery Barn Kids, West Elm and Williams-Sonoma. DTC net revenues generated 48% of total company net revenues in Q4 13, compared to 45% in Q4 12.

Retail net revenues in Q4 13 were $760 million versus $773 million in Q4 12. Excluding the additional week in Q4 12, retail net revenues grew 2.7%, primarily driven by Pottery Barn and West Elm, partially offset by a decrease in Williams-Sonoma and our international franchise operations.

Operating margin in Q4 13 was 14.8% compared to 15.0% in Q4 12:

–	Gross margin was 40.6% versus 41.3% in Q4 12.

–	Selling, general and administrative (SG&A) expenses were $378 million, or 25.8% of net revenues, versus $370 million, or 26.3%, in Q4 12.

EPS in Q4 13 increased to $1.38. Excluding the additional week in Q4 12, EPS increased 8.7%.

FISCAL YEAR 2013 RESULTS

Net revenues increased to $4.388 billion in FY 13 from $4.043 billion in FY 12. Excluding the additional week in FY 12, net revenues grew 10.5%.

Comparable brand revenue growth in FY 13 increased 8.8% on top of 6.1% in FY 12 as shown in the table below:

Fiscal Year Net Revenues and Comparable Brand Revenue Growth by Concept*

	Net Revenues (Millions)		Comparable Brand Revenue Growth
	FY 13 (52 Weeks)	FY 12 (53 Weeks)	FY 13	FY 12
Pottery Barn	$ 1,911	$ 1,753	10.4%	8.5%
Williams-Sonoma	978	981	1.5%	(1.7%)
Pottery Barn Kids	598	558	7.8%	5.6%
West Elm	531	430	17.4%	17.4%
PBteen	246	220	14.1%	1.7%
Other	124	101	N/A	N/A
Total	$ 4,388	$ 4,043	8.8%	6.1%

*	See the company’s 10-K and 10-Q filings for the definition of comparable brand revenue growth.

DTC net revenues in FY 13 increased to $2.115 billion versus $1.869 billion in FY 12. Excluding the additional week in FY 12, DTC net revenues grew 15.6%, with increases across all brands. This growth was primarily led by Pottery Barn, West Elm, Pottery Barn Kids and PBteen. DTC net revenues generated 48% of total company net revenues in FY 13 versus 46% in FY 12.

Retail net revenues in FY 13 increased to $2.273 billion versus $2.173 billion in FY 12. Excluding the additional week in FY 12, retail net revenues grew 6.2%, primarily driven by Pottery Barn, West Elm and our international franchise operations, partially offset by a decrease in Williams-Sonoma. Retail leased square footage increased 1%.

Operating margin in FY 13 was 10.3% versus 10.1% in FY 12. Excluding unusual business events, non-GAAP operating margin in FY 13 was 10.4% versus 10.3% in FY 12.

–	Gross margin was 38.8% versus 39.4% in FY 12.

–	SG&A expenses were $1.252 billion, or 28.5% of net revenues, versus $1.183 billion, or 29.3% in FY 12. Excluding the less than 10 basis point impact related to unusual business events in FY 13 and the 20 basis point impact related to unusual business events in FY 12, non-GAAP SG&A expenses were $1.249 billion, or 28.5% versus $1.176 billion, or 29.1% in FY 12.

The effective income tax rate in FY 13 was 38.4% versus 37.4% in FY 12. The FY 12 tax rate reflects certain favorable income tax resolutions and credits.

EPS in FY 13 increased to $2.82. Excluding unusual business events in FY 13, non-GAAP EPS was $2.84, an increase of 13.1% after excluding the impact of the additional week in FY 12.

Merchandise inventories at the end of FY 13 increased 27.1% to $813 million from $640 million at the end of FY 12. Excluding the impact of additional inventory in transit due to taking ownership of our inventory earlier in the supply chain in FY 13 versus FY 12, merchandise inventories increased 16.9% on a comparable basis.

DIVIDEND INCREASE AND STOCK REPURCHASE PROGRAM

As announced in a separate release today, our Board of Directors has authorized a 6% increase in our quarterly cash dividend to $0.33 per common share. During Q4 13, we repurchased 402,810 shares of common stock for a total of 4.3 million shares or $239 million in FY 13. As of February 2, 2014, $511 million remained under the three-year $750 million stock repurchase program announced in March 2013.

FISCAL YEAR 2014 FINANCIAL GUIDANCE

1st Quarter 2014 Guidance

–	Net revenues in the first quarter of fiscal 2014 (Q1 14) are expected to be in the range of $920 million to $940 million.

–	Comparable brand revenue growth in Q1 14 is expected to be in the range of 4% to 6%.

–	Diluted EPS in Q1 14 is expected to be in the range of $0.41 to $0.44.

Fiscal Year 2014 Guidance

Financial Highlights

Total Net Revenues (millions)	$4,630	–	$4,710
Comparable Brand Revenue Growth	5	–	7%
Operating Margin	10.2	–	10.4%
Diluted EPS	$3.05	–	$3.15
Income Tax Rate	38.0	–	38.5%
Capital Spending (millions)	$200	–	$220
Depreciation and Amortization (millions)	$160	–	$170

Store Opening and Closing Guidance by Retail Concept

FY 2013 ACT*		FY 2014 GUID
	Total	New	Close	End
Williams-Sonoma	248	5	(12)	241
Pottery Barn	194	7	(5)	196
Pottery Barn Kids	81	7	(5)	83
West Elm	58	12	-	70
Rejuvenation	4	-	-	4
Total	585	31	(22)	594

*	Included in the FY 13 numbers above are 5 stores in Australia (2 West Elm, 1 Williams-Sonoma, 1 Pottery Barn and 1 Pottery Barn Kids) and 1 West Elm store in the UK.

CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 12, 2014, at 2:00 P.M. (PT). The call, hosted by Laura Alber, President and Chief Executive Officer, will be open to the general public via live webcast and can be accessed at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP SG&A, operating income, operating margin and diluted EPS. These non-GAAP financial measures exclude the impact of employee separation charges in FY 13 and FY 12. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and FY 13 actual results on a comparable basis with prior periods. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to: our execution of our key strategies; the success of our merchandising approach; our ability to reach customers and attract new ones; our ability to capture market share as our e-commerce business expands; our future financial guidance, including Q1 14 and FY 2014 guidance; our three-year stock repurchase program; and our proposed store openings and closures.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include: accounting adjustments as we close our books for Q4 13 and as audited year-end financial statements are prepared; continuing changes in general economic conditions, and the impact on consumer confidence and consumer spending; new interpretations of or changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; changes in consumer spending based on weather, political, competitive and other conditions beyond our control; delays in store openings; competition from companies with concepts or products similar to ours; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management; our ability to manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in e-marketing, infrastructure and regulation; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; disruptions in the financial markets; our ability to control employment, occupancy and other operating costs; our ability to improve our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to stockholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 3, 2013 and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing eight distinct merchandise strategies – Williams-Sonoma (cookware and wedding registry), Pottery Barn (furniture and wedding registry), Pottery Barn Kids (kids’ furniture and baby registry), PBteen (girls’ bedding and boys’ bedding), West Elm (modern furniture and room decor), Williams-Sonoma Home (luxury furniture and decorative accessories), Rejuvenation (lighting and hardware) and Mark and Graham (personalized gifts and gifts for the home) – are marketed through e-commerce websites, direct mail catalogs and 585 stores. Williams-Sonoma, Inc. currently operates in the United States, Canada, Australia and the United Kingdom, offers international shipping to customers worldwide and has an unaffiliated franchisee that operates 27 stores in the Middle East.

Williams-Sonoma, Inc.

Condensed Consolidated Statements of Earnings (unaudited)

Thirteen weeks ended February 2, 2014 and

Fourteen weeks ended February 3, 2013

(Dollars and shares in thousands, except per share amounts)

	4th Quarter
	2013 (13 Weeks)		2012 (14 Weeks)

	$	% of Revenues	$	% of Revenues

Direct-to-customer net revenues	$ 706,407	48.2%	$ 633,503	45.0%
Retail net revenues	759,917	51.8	772,916	55.0

Net revenues	1,466,324	100.0	1,406,419	100.0

Cost of goods sold	870,605	59.4	825,687	58.7

Gross margin	595,719	40.6	580,732	41.3

Selling, general and administrative expenses	377,984	25.8	370,291	26.3

Operating income	217,735	14.8	210,441	15.0

Interest (income), net	(168)	-	(261)	-

Earnings before income taxes	217,903	14.9	210,702	15.0

Income taxes	84,105	5.7	76,968	5.5

Net earnings	$ 133,798	9.1%	$ 133,734	9.5%

Earnings per share (EPS):
Basic	$1.42		$1.36
Diluted	$1.38		$1.34

Shares used in calculation of EPS:
Basic	94,271		98,015
Diluted	96,973		99,949

Williams-Sonoma, Inc.

Condensed Consolidated Statements of Earnings (unaudited)

Fifty-two weeks ended February 2, 2014 and

Fifty-three weeks ended February 3, 2013

(Dollars and shares in thousands, except per share amounts)

	Fiscal Year
	2013 (52 Weeks)		2012 (53 Weeks)

	$	% of Revenues	$	% of Revenues

Direct-to-customer net revenues	$2,115,022	48.2%	$1,869,386	46.2%
Retail net revenues	2,272,867	51.8	2,173,484	53.8

Net revenues	4,387,889	100.0	4,042,870	100.0

Cost of goods sold	2,683,673	61.2	2,450,394	60.6

Gross margin	1,704,216	38.8	1,592,476	39.4

Selling, general and administrative expenses	1,252,118	28.5	1,183,313	29.3

Operating income	452,098	10.3	409,163	10.1

Interest (income), net	(584)	-	(793)	-

Earnings before income taxes	452,682	10.3	409,956	10.1

Income taxes	173,780	4.0	153,226	3.8

Net earnings	$ 278,902	6.4%	$ 256,730	6.4%

Earnings per share (EPS):
Basic	$2.89		$2.59
Diluted	$2.82		$2.54

Shares used in calculation of EPS:
Basic	96,669		99,266
Diluted	98,765		101,051

Williams-Sonoma, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)

	Feb. 2, 2014	Feb. 3, 2013

Assets
Current assets
Cash and cash equivalents	$ 330,121	$ 424,555
Restricted cash	14,289	16,055
Accounts receivable, net	60,330	62,985
Merchandise inventories, net	813,160	640,024
Prepaid catalog expenses	33,556	37,231
Prepaid expenses	35,309	26,339
Deferred income taxes, net	121,486	99,764
Other assets	10,852	9,819

Total current assets	1,419,103	1,316,772

Property and equipment, net	849,293	812,037
Non-current deferred income taxes, net	13,824	12,398
Other assets, net	54,514	46,472

Total assets	2,336,734	2,187,679

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	404,791	259,162
Accrued salaries, benefits and other	138,181	120,632
Customer deposits	228,193	207,415
Income taxes payable	49,365	41,849
Current portion of long-term debt	1,785	1,724
Other liabilities	38,781	26,345

Total current liabilities	861,096	657,127

Deferred rent and lease incentives	157,856	171,198
Long-term debt	1,968	3,753
Other long-term obligations	59,812	46,463

Total liabilities	1,080,732	878,541

Stockholders’ equity	1,256,002	1,309,138

Total liabilities and stockholders’ equity	$ 2,336,734	$ 2,187,679

ADDITIONAL INFORMATION	Store Count					Avg. Leased Square Footage Per Store

	Nov. 3, 2013	Openings	Closings	Feb. 2, 2014	Feb. 3, 2013	Feb. 2, 2014	Feb. 3, 2013

Williams-Sonoma	256	-	(8)	248	253	6,600	6,600
Pottery Barn	196	1	(3)	194	192	13,800	13,900
Pottery Barn Kids	84	2	(5)	81	84	7,900	8,100
West Elm	55	3	-	58	48	14,100	14,900
Rejuvenation	4	-	-	4	4	13,200	13,200

Total	595	6	(16)	585	581	10,000	9,900

	Nov. 3, 2013	Feb. 2, 2014	Feb. 3, 2013

Total store selling square footage	3,632,000	3,590,000	3,548,000
Total store leased square footage	5,908,000	5,838,000	5,778,000

Williams-Sonoma, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

Fifty-two weeks ended February 2, 2014 and

Fifty-three weeks ended February 3, 2013

(Dollars in thousands)

	Fiscal Year

	2013 (52 Weeks)	2012 (53 Weeks)

Cash flows from operating activities
Net earnings	$278,902	$256,730
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	149,795	134,453
Loss on sale/disposal/impairment of assets	2,764	8,388
Amortization of deferred lease incentives	(25,382)	(26,694)
Deferred income taxes	(28,344)	(9,029)
Tax benefit from exercise of stock-based awards	8,817	12,725
Excess tax benefit from exercise of stock-based awards	(8,743)	(12,683)
Stock-based compensation expense	38,788	31,042

Changes in:
Accounts receivable	786	(16,408)
Merchandise inventories	(174,664)	(85,981)
Prepaid catalog expenses	3,675	(2,937)
Prepaid expenses and other assets	(13,649)	(12,204)
Accounts payable	135,095	22,461
Accrued salaries, benefits and other current and long-term liabilities	43,635	9,147
Customer deposits	21,578	16,962
Deferred rent and lease incentives	13,238	18,803
Income taxes payable	7,478	19,352

Net cash provided by operating activities	453,769	364,127

Cash flows from investing activities:
Purchases of property and equipment	(193,953)	(205,404)
Restricted cash deposits	1,766	(1,323)
Other	1,563	(88)

Net cash used in investing activities	(190,624)	(206,815)

Cash flows from financing activities:
Repurchase of common stock	(239,274)	(155,080)
Payment of dividends	(111,581)	(87,847)
Tax withholdings related to stock-based awards	(18,096)	(18,637)
Excess tax benefit from exercise of stock-based awards	8,743	12,683
Net proceeds from exercise of stock-based awards	6,614	14,637
Repayments of long-term obligations	(1,724)	(1,796)
Other	(58)	(405)

Net cash used in financing activities	(355,376)	(236,445)

Effect of exchange rates on cash and cash equivalents	(2,203)	931
Net decrease in cash and cash equivalents	(94,434)	(78,202)
Cash and cash equivalents at beginning of period	424,555	502,757

Cash and cash equivalents at end of period	$330,121	$424,555

Exhibit 1

4th Quarter Operating Margin By Segment*

($ in thousands)

	DTC		Retail		Unallocated		Total
	Q4 13	Q4 12	Q4 13	Q4 12	Q4 13	Q4 12	Q4 13	Q4 12
Net Revenues	$706,407	$633,503	$759,917	$772,916	$-	$-	$1,466,324	$1,406,419
Operating Income/(Expense)	174,625	144,889	130,969	145,941	(87,859)	(80,389)	217,735	210,441
Operating Margin	24.7%	22.9%	17.2%	18.9%	(6.0%)	(5.7%)	14.8%	15.0%

Reconciliation of Fiscal Year Actual GAAP to Non-GAAP

Operating Margin By Segment*

($ in thousands)

	DTC		Retail		Unallocated		Total
	FY 13	FY 12	FY 13	FY 12	FY 13	FY 12	FY 13	FY 12
Net Revenues	$2,115,022	$1,869,386	$2,272,867	$2,173,484	$-	$-	$4,387,889	$4,042,870
GAAP Operating Income/(Expense)	502,143	418,836	248,894	262,899	(298,939)	(272,572)	452,098	409,163
GAAP Operating Margin	23.7%	22.4%	11.0%	12.1%	(6.8%)	(6.7%)	10.3%	10.1%

Unusual Business Events (UBE) (1,2)	-	-	-	-	2,936	6,990	2,936	6,990
Non-GAAP Operating Income/ (Expense) Excluding UBE (3)	$502,143	$418,836	$248,894	$262,899	$(296,003)	$(265,582)	$455,034	$416,153
Non-GAAP Operating Margin (3)	23.7%	22.4%	11.0%	12.1%	(6.7%)	(6.6%)	10.4%	10.3%

Reconciliation of Fiscal Year Actual GAAP to Non-GAAP

Diluted Earnings Per Share**

(Totals rounded to the nearest cent per diluted share)

	Q1 13 (13 Weeks)	Q2 13 (13 Weeks)	Q3 13 (13 Weeks)	Q4 13 (13 Weeks)	FY 13 (52 Weeks)
2013 GAAP Diluted EPS	$0.40	$0.49	$0.58	$1.38	$2.82
Impact of Employee Separation Charges (1)	0.02	-	-	-	0.02
2013 Non-GAAP Diluted EPS Excluding UBE (3)***	$0.41	$0.49	$0.58	$1.38	$2.84

	Q1 12 (13 Weeks)	Q2 12 (13 Weeks)	Q3 12 (13 Weeks)	Q4 12 (14 Weeks)	FY 12 (53 Weeks)
2012 GAAP Diluted EPS	$0.30	$0.43	$0.49	$1.34	$2.54
Impact of Employee Separation Charges (2)	0.04	-	-	-	0.04
2012 Non-GAAP Diluted EPS Excluding UBE (3)***	$0.34	$0.43	$0.49	$1.34	$2.58

*	See the company’s 10-K and 10-Q filings for additional information on segment reporting and the definition of Operating Income/(Expense) and Operating Margin.
**	Due to the differences between the quarterly and year-to-date weighted average share count calculations and the effect of quarterly rounding to the nearest cent per diluted share, the year-to-date calculation of GAAP and non-GAAP diluted EPS may not equal the sum of the quarters.
***	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Notes:

(1)	Impact of Employee Separation Charges – During Q1 13 and FY 13, we incurred charges of approximately $0.02 per diluted share associated with the previously announced retirement of the former President of the Williams-Sonoma brand. These charges were recorded within the unallocated segment.
(2)	Impact of Employee Separation Charges – During Q1 12 and FY 12, we incurred charges of approximately $0.04 per diluted share primarily associated with the previously announced retirement of our former Executive Vice President, Chief Operating and Chief Financial Officer. These charges were recorded within the unallocated segment.
(3)	SEC Regulation G – Non-GAAP Information – These tables include non-GAAP operating income, operating margin and diluted EPS. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and FY 13 actual results on a comparable basis with prior periods. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.